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We hereby consent to the use in the Statement of Additional Information
constituting part of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 22, 1999, relating to the financial statements and financial highlights of primary Portfolio, Government Portfolio, General Municipal Portfolio, California Municipal Portfolio, and New York Municipal Portfolio (constituting OCC Cash Reserves), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us uder the heading "Financial Highlights" in such Prospectus.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
March 26, 1999